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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 1-9042

                       KELLEY OIL & GAS PARTNERS, LTD.
           (Exact name of registrant as specified in its charter)

           601 Jefferson Street, Suite 1100, Houston, Texas 77002
  (Address and telephone number of registrant's principal executive offices)


             8-1/2% Convertible Subordinated Debentures due 2000
                                      and
               7-7/8% Convertible Subordinated Notes due 1999
          (Title of each class of securities covered by this Form)

                                     None
        (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)    [x]      Rule 12b-3(b)(1)(ii)    [ ]
       Rule 12g-4(a)(1)(ii)   [ ]      Rule 12b-3(b)(2)(i)     [ ]
       Rule 12g-4(a)(2)(i)    [ ]      Rule 12b-3(b)(2)(ii)    [ ]
       Rule 12g-4(a)(2)(ii)   [ ]      Rule 15d-6              [ ]
       Rule 12b-3(b)(1)(i)    [ ]


Approximate number of holders of record as of the certification or notice date: None


     Pursuant to the requirements of the Securities Exchange Act of 1934, Kelley Oil Corporation, as managing general partner of Kelley Oil & Gas Partners, Ltd., has caused this certification/notice to be signed on behalf of Kelley Oil & Gas Partners, Ltd. by the undersigned duly authorized person.




Date: March 29, 1996                      By: /s/ WILLIAM C. RANKIN
                                              --------------------------------
                                              William C. Rankin,
                                              Senior Vice President and
                                              Chief Financial Officer


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